Brunswick Corporation 26125 N. Riverwoods Blvd., Suite 500, Mettawa, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Ryan Gwillim
Vice President - Investor Relations
Phone:	847-735-4926

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Fourth Quarter and Full-Year Results
Full-Year Results: 9% Growth in Revenue;
GAAP Diluted EPS of $2.08 and Diluted EPS, as adjusted, of $3.89;
2018 Guidance: Revenue Growth of 5% to 7% and
Diluted EPS, as adjusted, increased to $4.45 to $4.65

METTAWA, Ill., Feb. 1, 2018 -- Brunswick Corporation (NYSE: BC) today reported results for the fourth quarter and full-year of 2017:
2017 Full-Year Highlights:

•	Consolidated net sales increased 9 percent versus 2016. Net sales increased 14 percent in the Boat segment and 8 percent in the Marine Engine segment.

•	On a GAAP basis, operating earnings decreased by 13 percent. Adjusted operating earnings were up 5 percent versus the prior period.

•	On a GAAP basis, diluted EPS of $2.08 decreased by $0.88 or 30 percent compared to the prior year. Diluted EPS, as adjusted, was $3.89, up $0.43 or 12 percent versus 2016.

“Our results in 2017 reflect the continued successful execution of our strategy by our business teams and our emphasis on creating and increasing shareholder value," said Brunswick Chairman and Chief Executive Officer Mark Schwabero. "Our performance represents the eighth consecutive year of adjusted EPS growth, with this record high EPS resulting from strong operating performance by our marine businesses.
"Our 2017 revenue increased by 9 percent, reflecting strong growth in all three of our primary boat categories and the outboard engine business, along with solid growth in our parts and accessories businesses. Overall demand in global marine markets was strong, as domestic markets continued to grow and international markets benefited from gains in Europe, Canada, and Asia-Pacific, as well as improving conditions in other regions. Successful marine product launches and continued strong market share, combined with an effective acquisition strategy, have positioned our marine businesses for success in 2018 and beyond. Importantly, our collective marine businesses reported a 10 percent increase in both revenue and operating earnings over 2016, reflecting a healthy global marketplace," Schwabero continued.
"Our fitness business is executing against its strategy to address market challenges and enable future growth. Revenue growth was 5 percent for the year, reflecting growth in international markets, while domestic market demand continued to be flat versus 2016," Schwabero continued. "Revenue gains also included the impacts of the Indoor Cycling Group acquisition completed in 2016. Throughout the year, this segment encountered several operating margin headwinds, including higher costs, particularly freight in the fourth quarter, challenging pricing dynamics in certain international markets, and unfavorable changes in sales mix.
"Moving forward, our strategic focus in the fitness business remains on driving product leadership, operational excellence and technology development which we believe positions us for success in the evolving commercial fitness marketplace. The long-term fundamentals of the fitness market are favorable, and we are confident that the plans we have developed and are executing against position this business to capitalize on future market opportunities and deliver earnings growth," Schwabero continued.
“Overall, our consolidated adjusted operating earnings in 2017 increased by 5 percent compared to the prior year, including the impact of planned investments in growth initiatives. The improvement in adjusted operating earnings, combined with a lower effective tax rate and fewer shares outstanding, resulted in diluted earnings per common share, as adjusted, increasing by 12 percent over the prior year,” Schwabero concluded.

Discontinued Operations
On December 5, 2017, Brunswick announced its intention to sell its Sea Ray businesses, including the Meridian brand. Starting with the fourth quarter of 2017, Brunswick is reporting the historical and future results of these businesses as discontinued operations. Therefore, for all periods presented in this release, all figures and outlook statements incorporate this change and reflect continuing operations only, unless otherwise noted.
The Sea Ray businesses reported net sales of $103.2 million in the fourth quarter and $387.6 million for full-year 2017. The businesses had adjusted operating losses of $5.9 million in the fourth quarter and $17.2 million for the year. These amounts exclude a $36.0 million impairment loss recorded in the fourth quarter of 2017 in connection with the anticipated sale of the businesses, as well as $2.2 million and $9.9 million of other restructuring, exit, integration, and impairment charges for the fourth quarter and full-year respectively.
2017 Full-Year Results
For the year ended Dec. 31, 2017, the Company reported net sales of $4,510.0 million, up from $4,153.9 in 2016. On a GAAP basis, diluted EPS was $2.08, and diluted EPS, as adjusted, was $3.89. 2017 and 2016 full-year earnings results, including reconciliations of GAAP and as adjusted amounts, are shown below:

	Full-Year
	Operating Earnings (Loss)		Diluted Earnings (Loss) Per Share
$ millions	2017	2016	2017	2016
GAAP	$354.9	$406.9	$2.08	$2.96
Pension Settlement Charge	96.6	55.1	0.69	0.38
Restructuring, Exit, Integration, and Impairment Charges	36.6	15.2	0.26	0.10
Product Field Campaigns Charge	13.5	-	0.10	-
Special Tax Items	-	-	0.76	0.02
As Adjusted	$501.6	$477.2	$3.89	$3.46
Percent Increase	5%		12%

Adjusted Operating Margin	11.1%	11.5%
GAAP Operating Margin	7.9%	9.8%
As shown above, our 2017 and 2016 results included $96.6 million and $55.1 million non-cash pension settlement charges recorded in the fourth quarter of each year, respectively, related to the settlement of plan obligations for certain participants. The special tax items in 2017 include a $71.8 million charge taken in the fourth quarter related to the impact of U.S. tax reform including an adjustment to our deferred tax balances due to the statutory corporate income tax rate reduction.
2017 Fourth Quarter Results
For the fourth quarter of 2017, the Company reported net sales of $1,090.9 million, up from $986.3 in 2016. On a GAAP basis, diluted EPS was $(1.02), and diluted EPS, as adjusted, was $0.70. 2017 and 2016 fourth quarter earnings results, including reconciliations of GAAP and as adjusted amounts, are shown below:

	Quarter Ended
	Operating Earnings (Loss)		Diluted Earnings (Loss) Per Share
$ millions	Q4 2017	Q4 2016	Q4 2017	Q4 2016
GAAP	$(33.4)	$26.9	$(1.02)	$0.18
Pension Settlement Charge	96.6	55.1	0.70	0.38
Restructuring, Exit, Integration, and Impairment Charges [1]	16.7	6.4	0.12	0.04
Product Field Campaigns Charge	13.5	-	0.10	-
Special Tax Items	-	-	0.80	0.06
As Adjusted	$93.4	$88.4	$0.70	$0.66
Percent Increase	6%		6%

Adjusted Operating Margin	8.6%	9.0%
GAAP Operating Margin	(3.1)%	2.7%
1 Charges primarily related to an impairment of the Cybex trade name
Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $459.0 million at the end of the fourth quarter, down $10.4 million from year-end 2016 levels. The reduction includes net cash provided by operating activities during the year of $417.2 million, which declined by $6.3 million versus the prior year. The decrease was the result of higher working capital usage, which more than offset improved operating performance.
In addition, net cash used for investing and financing activities for the year totaled $367.4 million which included $189.3 million of capital expenditures, $130.0 million of common stock repurchases, and $60.6 million of dividend payments, partially offset by $35.0 million of proceeds from the sales of marketable securities. Free cash flow for 2017 was $243.1 million.
Marine Engine Segment
The Marine Engine segment, which manufactures and distributes marine propulsion systems and related parts and accessories, reported net sales of $564.6 million in the fourth quarter of 2017, up 13 percent from $500.2 million in the fourth quarter of 2016. International sales, which represented 31 percent of total segment sales in the quarter, were up 6 percent compared to the prior year period. For the quarter, the Marine Engine segment reported operating earnings of $57.5 million. This compares with operating earnings of $51.0 million in the fourth quarter of 2016.

Strong growth in the outboard engine business and the parts and accessories businesses led to the sales increases in the quarter. The improvement in operating earnings in the fourth quarter was primarily the result of higher net sales and favorable changes in product mix, partially offset by planned increases in growth investments in advance of new product introductions and unfavorable adjustments related primarily to product warranty and the resolution of litigation.
Boat Segment
The Boat segment, which manufactures and distributes recreational boats, reported net sales of $283.2 million for the fourth quarter of 2017, up 15 percent from $245.3 million in the fourth quarter of 2016. International sales, which represented 27 percent of total segment sales in the quarter, increased by 14 percent compared to the prior year period. For the fourth quarter of 2017, the Boat segment reported operating earnings of $21.9 million. This compares with operating earnings of $13.1 million in the fourth quarter of 2016.
The Boat segment's revenue reflected strong growth in the aluminum and fiberglass outboard boat businesses. The increase in operating earnings was primarily the result of higher net sales and improved operating efficiencies.
Fitness Segment
The Fitness segment manufactures and distributes commercial strength and cardiovascular fitness equipment and active recreation products. Fitness segment sales in the fourth quarter of 2017 totaled $304.8 million, an increase of 3 percent from $294.7 million in the fourth quarter of 2016. International sales, which represented 45 percent of total segment sales in the quarter, increased by 11 percent compared to the fourth quarter of 2016.

For the quarter, the Fitness segment reported adjusted operating earnings of $38.1 million, which excludes $16.7 million of restructuring, exit, integration, and impairment charges, primarily related to an impairment of the Cybex trade name, and a $13.5 million charge for costs related to field campaigns pertaining to certain Cybex products designed prior to the acquisition. This compares with adjusted operating earnings of $47.9 million in the fourth quarter of 2016, which excluded $3.9 million of restructuring, exit, integration, and impairment charges.
The Fitness segment's revenue reflected overall growth in international markets, offset by slight declines in domestic sales. The decline in adjusted operating earnings resulted from lower margins, reflecting several factors including higher freight costs, challenging competitive dynamics in certain international markets and unfavorable changes in sales mix. These factors more than offset benefits from higher sales and cost reduction initiatives.
2018 Outlook
"Our outlook for 2018 is generally consistent with our recently provided three-year strategic plan and indicates another year of strong revenue and earnings growth, with excellent cash flow generation,” said Schwabero. “Our recent results reflect the ongoing execution of our strategy, and we believe we are well-positioned to generate increased shareholder returns throughout our three-year plan.
“We expect our marine businesses' top-line performance to benefit from the continuation of solid global growth, along with the success of new products. In the Fitness segment, we are planning for market demand similar to the second half of 2017, while anticipating contributions from new and recently introduced products, particularly in the second half of the year. As a result, absent any significant changes in global macro-economic conditions, our plan reflects overall revenue growth rates in 2018 in the range of 5 to 7 percent, including benefits from completed acquisitions and favorable movements in foreign exchange rates.

“For the full-year, we anticipate improvement in both gross margins and operating margins, as we plan to continue to benefit from new products, volume leverage, cost reductions related to efficiency initiatives, and modestly positive product mix factors. Operating expenses are estimated to increase in 2018 as we continue to fund incremental investments to support growth; however, on a percentage of sales basis, are expected to be slightly lower than 2017 levels. Our guidance for 2018 reflects a diluted EPS, as adjusted, range of $4.45 to $4.65, including benefits from recently enacted U.S. tax reform and ongoing execution of our share repurchase program. Finally, for the full-year 2018, we expect to generate free cash flow in excess of $275 million,” Schwabero concluded.
Use of Non-GAAP Financial Information
A reconciliation of GAAP to non-GAAP financial measures is provided in the reconciliation sections of the consolidated financial statements accompanying this release.
Brunswick does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include pension settlement charges, restructuring, exit, integration, and impairment costs, special tax items, and certain other unusual adjustments.
Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CST, hosted by Mark D. Schwabero, chairman and chief executive officer, William L. Metzger, senior vice president and chief financial officer, and Ryan M. Gwillim, vice president - investor relations.
The call will be broadcast over the Internet at ir.brunswick.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at ir.brunswick.com.
Security analysts and investors wishing to participate via telephone should call 888-771-4371 (passcode: Brunswick Q4). Callers outside of North America should call 847-585-4405 (passcode: Brunswick Q4) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight EST Thursday, February 8, 2018, by calling 888-843-7419 or international dial 630-652-3042 (passcode: 4626 7131#). The replay will also be available at www.brunswick.com.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may,” “could,” “expect,” “intend,” “target,” “plan,” “seek,” “estimate,” “believe,” “predict,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: adverse general economic conditions, including reductions in consumer discretionary spending; negative currency trends; our ability to complete and integrate targeted acquisitions; our ability to implement our strategic plan and growth initiatives; adequate financing access for dealers and customers and our ability to access capital and credit markets; maintaining effective distribution; retaining our relationships with dealers, distributors and independent boat builders; credit and collections risks; retaining key customers; protecting our brands and intellectual property; absorbing fixed costs in production; managing expansion or consolidation of manufacturing facilities; meeting supply objectives; meeting pension funding obligations; managing our share repurchases; higher energy and fuel costs; competitive pricing pressures; developing new and innovative products at a competitive price, in legal compliance; maintaining product quality and service standards; outages or breaches of technology systems; competitor activity; product liability, warranty and other claims risks; increased costs of legal and regulatory compliance; having to record an impairment to the value of goodwill and other assets; international business risks; attracting and retaining key contributors; and weather and catastrophic event risks.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2016. Forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update them to reflect events or circumstances after the date of this news release or for changes by wire services or Internet service providers.
About Brunswick
Headquartered in Mettawa, Ill., Brunswick Corporation’s leading consumer brands include Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood, Garelick and Whale marine parts and accessories; Land 'N' Sea, Kellogg Marine, Lankhorst Taselaar, Payne’s Marine and BLA parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern boats; Life Fitness, Hammer Strength, Cybex, Indoor Cycling Group and SCIFIT fitness equipment; and Brunswick billiards tables, accessories and game room furniture. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	December 31, 2017	December 31, 2016	% Change
Net sales	$1,090.9	$986.3	11%
Cost of sales	819.2	719.4	14%
Selling, general and administrative expense	156.0	145.2	7%
Research and development expense	35.8	33.3	8%
Pension settlement charge	96.6	55.1	75%
Restructuring, exit, integration and impairment charges	16.7	6.4	NM
Operating earnings (loss)	(33.4)	26.9	NM
Equity earnings	0.9	1.1	-18%
Other income, net	1.0	0.7	43%
Earnings (loss) before interest and income taxes	(31.5)	28.7	NM
Interest expense	(6.6)	(6.6)	0%
Interest income	0.8	0.6	33%
Earnings (loss) before income taxes	(37.3)	22.7	NM
Income tax provision	53.1	6.0	NM
Net earnings (loss) from continuing operations	(90.4)	16.7	NM

Net earnings (loss) from discontinued operations, net of tax	(26.5)	1.0	NM

Net earnings (loss)	$(116.9)	$17.7	NM

Earnings (loss) per common share:
Basic
Earnings (loss) from continuing operations	$(1.02)	$0.19
Earnings (loss) from discontinued operations	(0.30)	0.01
Net earnings (loss)	$(1.32)	$0.20	NM

Diluted
Earnings (loss) from continuing operations	$(1.02)	$0.18
Earnings (loss) from discontinued operations	(0.30)	0.01
Net earnings (loss)	$(1.32)	$0.19	NM

Weighted average shares used for computation of:
Basic earnings per common share	88.4	90.4
Diluted earnings per common share	88.4	91.2

Effective tax rate from continuing operations	NM	26.4%

Reconciliations
Continuing Operations:
Operating earnings (loss)	$(33.4)	$26.9	NM
Pension settlement charge	96.6	55.1	75%
Restructuring, exit, integration and impairment charges	16.7	6.4	NM
Product field campaigns charge (A)	13.5	—
Adjusted operating earnings	$93.4	$88.4	6%

Earnings (loss) before income taxes	$(37.3)	$22.7	NM
Pension settlement charge	96.6	55.1	75%
Restructuring, exit, integration and impairment charges	16.7	6.4	NM
Product field campaigns charge (A)	13.5	—
Adjusted pretax earnings	$89.5	$84.2	6%

Earnings (loss) per common share:
Earnings (loss) from continuing operations	$(1.02)	$0.18
Pension settlement charge	0.70	0.38
Restructuring, exit, integration and impairment charges	0.12	0.04
Product field campaigns charge (A)	0.10	—
Special tax items	0.80	0.06
Diluted earnings from continuing operations, as adjusted	$0.70	$0.66	6%

NM = not meaningful
(A) In the fourth quarter of 2017, the Company recorded a $13.5 million charge for costs related to field campaigns pertaining to certain Cybex products designed prior to the acquisition. The charge consisted of $8.4 million and $5.1 million within Cost of sales and Selling, general and administrative expense, respectively.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Twelve Months Ended
	December 31, 2017	December 31, 2016		% Change
Net sales	$4,510.0	$4,153.9		9%
Cost of sales	3,275.3	2,973.6		10%
Selling, general and administrative expense	608.1	572.1		6%
Research and development expense	138.5	131.0		6%
Pension settlement charge	96.6	55.1		75%
Restructuring, exit, integration and impairment charges	36.6	15.2		NM
Operating earnings	354.9	406.9		-13%
Equity earnings	6.1	4.3		42%
Other income, net	6.1	3.2		91%
Earnings before interest and income taxes	367.1	414.4		-11%
Interest expense	(26.4)	(27.2)		-3%
Interest income	2.6	1.8		44%
Earnings before income taxes	343.3	389.0		-12%
Income tax provision	156.0	116.4		34%
Net earnings from continuing operations	187.3	272.6		-31%

Net earnings (loss) from discontinued operations, net of tax	(40.9)	3.4		NM

Net earnings	$146.4	$276.0		-47%

Earnings per common share:
Basic
Earnings from continuing operations	$2.10	$2.99
Earnings (loss) from discontinued operations	(0.46)	0.04
Net earnings	$1.64	$3.03		-46%

Diluted
Earnings from continuing operations	$2.08	$2.96
Earnings (loss) from discontinued operations	(0.46)	0.04
Net earnings	$1.62	$3.00		-46%

Weighted average shares used for computation of:
Basic earnings per common share	89.4	91.2
Diluted earnings per common share	90.1	92.0

Effective tax rate from continuing operations	45.4%	29.9%

Reconciliations
Continuing Operations:
Operating earnings	$354.9	$406.9		-13%
Pension settlement charge	96.6	55.1		75%
Restructuring, exit, integration and impairment charges	36.6	15.2		NM
Product field campaigns charge (A)	13.5	—
Adjusted operating earnings	$501.6	$477.2	—	5%

Earnings before income taxes	$343.3	$389.0		-12%
Pension settlement charge	96.6	55.1		75%
Restructuring, exit, integration and impairment charges	36.6	15.2		NM
Product field campaigns charge (A)	13.5	—		NM
Adjusted pretax earnings	$490.0	$459.3		7%

Earnings per common share:
Earnings from continuing operations	$2.08	$2.96
Pension settlement charge	0.69	0.38
Restructuring, exit, integration and impairment charges	0.26	0.10
Product field campaigns charge (A)	0.10	—
Special tax items	0.76	0.02
Diluted earnings from continuing operations, as adjusted	$3.89	$3.46		12%

NM = not meaningful
(A) In the fourth quarter of 2017, the Company recorded a $13.5 million charge for costs related to field campaigns pertaining to certain Cybex products designed prior to the acquisition. The charge consisted of $8.4 million and $5.1 million within Cost of sales and Selling, general and administrative expense, respectively.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - Continuing Operations

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	Dec 31, 2017	Dec 31, 2016	% Change	Dec 31, 2017	Dec 31, 2016	% Change	Dec 31, 2017	Dec 31, 2016
Marine Engine	$564.6	$500.2	13%	$57.5	$51.0	13%	10.2%	10.2%
Boat	283.2	245.3	15%	21.9	13.1	67%	7.7%	5.3%
Marine eliminations	(61.7)	(53.9)	14%	—	—
Total Marine	786.1	691.6	14%	79.4	64.1	24%	10.1%	9.3%

Fitness	304.8	294.7	3%	7.9	44.0	-82%	2.6%	14.9%
Pension costs	—	—		(98.9)	(58.8)	-68%
Corporate/Other	—	—		(21.8)	(22.4)	3%
Total	$1,090.9	$986.3	11%	$(33.4)	$26.9	NM	-3.1%	2.7%

	Year Ended
	Net Sales			Operating Earnings (Loss) (2)			Operating Margin
	Dec 31, 2017	Dec 31, 2016	% Change	Dec 31, 2017	Dec 31, 2016	% Change	Dec 31, 2017	Dec 31, 2016
Marine Engine	$2,631.8	$2,441.1	8%	$407.0	$377.1	8%	15.5%	15.4%
Boat	1,103.0	963.7	14%	71.1	59.4	20%	6.4%	6.2%
Marine eliminations	(258.5)	(231.3)	12%	—	—
Total Marine	3,476.3	3,173.5	10%	478.1	436.5	10%	13.8%	13.8%

Fitness	1,033.7	980.4	5%	64.1	117.3	-45%	6.2%	12.0%
Pension costs	—	—		(105.9)	(69.8)	-52%
Corporate/Other	—	—		(81.4)	(77.1)	-6%
Total	$4,510.0	$4,153.9	9%	$354.9	$406.9	-13%	7.9%	9.8%

(1) Operating earnings (loss) for the three months ended December 31, 2017, includes a $96.6 million pension settlement charge in Pension costs and $30.2 million of pre-tax charges in the Fitness segment. The $30.2 million of charges consists of $16.7 million of pretax restructuring, exit, integration and impairment charges and a $13.5 million charge for costs related to field campaigns pertaining to certain Cybex products designed prior to the acquisition. Operating earnings (loss) for the three months ended December 31, 2016, includes a $55.1 million pension settlement charge in Pension costs and $6.4 million of pretax restructuring, exit, integration and impairment charges. The $6.4 million charge consists of $3.9 million in the Fitness segment, $2.3 million in Corporate/Other and $0.2 million in the Boat segment.

(2) Operating earnings (loss) for the year ended December 31, 2017, includes a $96.6 million pension settlement charge in Pension costs, $36.6 million of pretax restructuring, exit integration and impairment charges and a $13.5 million charge in the Fitness segment for costs related to field campaigns pertaining to certain Cybex products designed prior to the acquisition. The $36.6 million of pretax restructuring, exit, integration and impairment charges consists of $30.3 million in the Fitness segment, $3.9 million in the Boat segment and $2.4 million in Corporate/Other. Operating earnings (loss) for the year ended December 31, 2016, includes a $55.1 million pension settlement charge in Pension costs and $15.2 million of pretax restructuring, exit integration and impairment charges. The $15.2 million of charges consists of $12.7 million in the Fitness segment, $2.3 million in Corporate/Other and $0.2 million in the Boat segment.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - Continuing Operations, As Adjusted

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	Dec 31, 2017	Dec 31, 2016	% Change	Dec 31, 2017	Dec 31, 2016	% Change	Dec 31, 2017	Dec 31, 2016
Marine Engine	$564.6	$500.2	13%	$57.5	$51.0	13%	10.2%	10.2%
Boat	283.2	245.3	15%	21.9	13.3	65%	7.7%	5.4%
Marine eliminations	(61.7)	(53.9)	14%	—	—
Total Marine	786.1	691.6	14%	79.4	64.3	23%	10.1%	9.3%

Fitness	304.8	294.7	3%	38.1	47.9	-20%	12.5%	16.3%
Pension costs	—	—		(2.3)	(3.7)	38%
Corporate/Other	—	—		(21.8)	(20.1)	-8%
Total	$1,090.9	$986.3	11%	$93.4	$88.4	6%	8.6%	9.0%

	Year Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	Dec 31, 2017	Dec 31, 2016	% Change	Dec 31, 2017	Dec 31, 2016	% Change	Dec 31, 2017	Dec 31, 2016
Marine Engine	$2,631.8	$2,441.1	8%	$407.0	$377.1	8%	15.5%	15.4%
Boat	1,103.0	963.7	14%	74.9	59.6	26%	6.8%	6.2%
Marine eliminations	(258.5)	(231.3)	12%	—	—
Total Marine	3,476.3	3,173.5	10%	481.9	436.7	10%	13.9%	13.8%

Fitness	1,033.7	980.4	5%	108.0	130.0	-17%	10.4%	13.3%
Pension costs	—	—		(9.3)	(14.7)	37%
Corporate/Other	—	—		(79.0)	(74.8)	-6%
Total	$4,510.0	$4,153.9	9%	$501.6	$477.2	5%	11.1%	11.5%

(1) Operating Earnings (Loss), As Adjusted, excludes pretax Pension settlement charges, Restructuring, exit, integration and impairment charges and a charge related to field campaigns pertaining to certain Cybex products designed prior to the acquisition, as applicable.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions) (unaudited)

	December 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents, at cost, which approximates fair value	$448.8	$422.4
Restricted cash	9.4	11.2
Short-term investments in marketable securities	0.8	35.8
Total cash and short-term investments in marketable securities	459.0	469.4
Accounts and notes receivable, net	480.2	411.5
Inventories
Finished goods	506.9	488.8
Work-in-process	96.8	68.3
Raw materials	161.9	141.9
Net inventories	765.6	699.0
Prepaid expenses and other	73.1	37.1
Current assets held for sale	68.8	71.5
Current assets	1,846.7	1,688.5

Net property	659.5	569.0

Other assets
Goodwill	425.3	413.8
Other intangibles, net	144.4	160.1
Equity investments	25.0	20.7
Deferred income tax asset	165.6	307.8
Other long-term assets	45.1	43.4
Long-term assets held for sale	46.6	81.4
Other assets	852.0	1,027.2

Total assets	$3,358.2	$3,284.7

Liabilities and shareholders’ equity
Current liabilities
Current maturities of long-term debt	$5.6	$5.6
Accounts payable	409.7	378.2
Accrued expenses	563.6	521.3
Current liabilities held for sale	56.2	59.8
Current liabilities	1,035.1	964.9

Debt	431.8	433.8
Other long-term liabilities	405.7	439.2
Long-term liabilities held for sale	2.7	6.7
Shareholders’ equity	1,482.9	1,440.1
Total liabilities and shareholders’ equity	$3,358.2	$3,284.7

Supplemental Information
Debt-to-capitalization rate	22.8%	23.4%

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Twelve Months Ended
	December 31, 2017	December 31, 2016
Cash flows from operating activities
Net earnings	$146.4	$276.0
Less: earnings (loss) from discontinued operations, net of tax	(40.9)	3.4
Net earnings from continuing operations	187.3	272.6
Depreciation and amortization	98.2	91.0
Pension expense, net of (funding)	32.2	(4.8)
Other long-lived asset impairment charges	14.0	1.0
Deferred income taxes	104.1	62.5
Equity in earnings of unconsolidated affiliates	(6.1)	(4.3)
Changes in certain current assets and current liabilities	(52.0)	(27.6)
Income taxes	(42.8)	21.3
Other, net	82.3	11.8
Net cash provided by operating activities of continuing operations*	417.2	423.5
Net cash provided by (used for) operating activities of discontinued operations	(16.9)	11.8
Net cash provided by operating activities*	400.3	435.3

Cash flows from investing activities
Capital expenditures	(189.3)	(172.5)
Purchases of marketable securities	—	(35.0)
Sales or maturities of marketable securities	35.0	10.7
Investments	(3.2)	5.1
Acquisition of businesses, net of cash acquired	(15.5)	(276.1)
Proceeds from the sale of property, plant and equipment	8.3	1.9
Other, net	(0.5)	1.3
Net cash used for investing activities of continuing operations	(165.2)	(464.6)
Net cash used for investing activities of discontinued operations	(13.7)	(21.4)
Net cash used for investing activities	(178.9)	(486.0)

Cash flows from financing activities
Net proceeds from issuances of long-term debt	—	1.0
Payments of long-term debt including current maturities	(3.0)	(2.8)
Common stock repurchases	(130.0)	(120.3)
Cash dividends paid	(60.6)	(55.4)
Proceeds from share-based compensation activity	6.2	14.9
Tax withholding associated with shares issued for share-based compensation	(14.8)	(20.9)
Other, net	—	(1.9)
Net cash used for financing activities of continuing operations*	(202.2)	(185.4)
Net cash used for financing activities of discontinued operations	(1.5)	(0.4)
Net cash used for financing activities*	(203.7)	(185.8)

Effect of exchange rate changes	6.9	0.1
Net increase (decrease) in Cash and cash equivalents and Restricted cash	24.6	(236.4)
Cash and cash equivalents and Restricted cash at beginning of period	433.6	670.0

Cash and cash equivalents and Restricted cash at end of period	458.2	433.6
Less: Restricted cash	9.4	11.2
Cash and cash equivalents at end of period	$448.8	$422.4

Reconciliation
Free Cash Flow
Net cash provided by operating activities of continuing operations*	$417.2	$423.5

Net cash provided by (used for):
Capital expenditures	(189.3)	(172.5)
Proceeds from the sale of property, plant and equipment	8.3	1.9
Effect of exchange rate changes	6.9	0.1
Total free cash flow*	$243.1	$253.0
* As a result of adopting new accounting guidance, both years include amounts related to net excess tax benefits or deficiencies resulting from share-based compensation activity.